Exhibit 4.2
THIS SUBORDINATED DEBENTURE HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), OR ANY APPLICABLE STATE SECURITIES LAWS AND ACCORDINGLY MAY NOT BE SOLD, TRANSFERRED OR OTHERWISE DISPOSED OF IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT UNDER THE ACT OR PURSUANT TO AN EXEMPTION THEREFROM, THE AVAILABILITY OF WHICH IS TO BE ESTABLISHED TO THE SATISFACTION OF THE COMPANY.
ALL INDEBTEDNESS EVIDENCED HEREBY AND REFERENCED HEREIN IS SUBORDINATED TO THE PRIOR PAYMENT IN FULL OF ALL SENIOR INDEBTEDNESS, AS DEFINED HEREIN.
GULFSTREAM ACQUISITION GROUP, INC.
12% SUBORDINATED DEBENTURE
DUE MARCH 14, 2009

$	Issue Date: March 14, 2006
     THIS SUBORDINATED DEBENTURE (“Debenture”) is made as of the date stated above by GULFSTREAM ACQUISITION GROUP, INC., a Delaware corporation (the “Company”), to the order of                                          (together with his, her or its successors and permitted assigns, the “Holder”).
     This Debenture is being issued by the Company pursuant to a Subscription Agreement by and between the Company and Holder (the “Subscription Agreement”) in connection with the Company’s offering of Units, each Unit consisting of: (1) a Debenture in the principal amount of $1,000; and (2) a five-year warrant to purchase seven shares of the Company’s common stock at an exercise price of $10.00 per share (the “Warrant”), all as further described in the Company’s Amended and Restated Confidential Private Placement Memorandum, dated February 10, 2006, as the same may from time to time be amended, supplemented or otherwise modified from time to time (the “Memorandum”). Holder’s rights and the Company’s obligations hereunder are subject to the provisions of the Subscription Agreement. Capitalized terms used herein without definition shall have the meaning ascribed to such terms in the Subscription Agreement and the Memorandum.
ARTICLE I. PAYMENT
     FOR VALUE RECEIVED, the Company hereby promises to pay to the order of Holder, the principal sum of                                          Dollars ($                    ), in lawful money of the United States of America, together with interest thereon from the date hereof as follows:
1.01 Interest. Subject to the provisions of Section 1.03 hereof, commencing on the date hereof and continuing until repayment in full of all Amounts Payable (defined below) hereunder, the unpaid principal amount outstanding from time to time under this Debenture shall bear interest at a rate of twelve percent (12.00%) per annum (the “Interest Rate”). All interest calculated hereunder shall be computed on the basis of a [three hundred sixty (360) day year and calculated for the actual number of days elapsed.]
1.02 Payment. The term “Amounts Payable” shall mean all principal, interest thereon, and fees, costs, expenses or any other amounts due from the Company under this Debenture, and all claims against or liabilities of the Company in respect of this Debenture. The principal amount, together with the interest thereon at the Interest Rate, shall be payable as follows:

(a)	Subject to Section 2.02 and Article III, interest only on the unpaid principal amount shall be due and payable quarterly, in arrears, on each June 30, September 30, December 31 and March 31 of each year, beginning on June 30, 2006, until March ___, 2009 (the “Maturity Date”) on which day all principal then remaining unpaid, all accrued but unpaid interest and all other Amounts Payable shall be paid in full. If any payment of principal or interest on this Debenture shall become due on a Saturday, Sunday or legal holiday under the laws of the State of New York, such payment shall be made on the next succeeding business day.

(b)	All payments received hereunder shall be applied first to the payment of any fees, costs, expenses or charges payable hereunder, then to interest due and payable, with the balance applied to principal.

(c)	All amounts of principal and interest payable hereunder shall be paid in lawful money of the United States of America by check, wire or bank transfer of immediately available funds to such address or account as is designated by Holder in writing from time to time.
1.03 Prepayments. Subject to Article III hereof, the Company reserves the right to prepay, without premium or penalty, any unpaid principal of this Debenture, in whole or in part. Any payment of principal of this Debenture shall be accompanied by the payments of all accrued and unpaid interest and any other amounts then due hereunder. Any amounts received in connection with such prepayment shall apply (a) first, to the payment of any fees, costs, expenses or charges payable hereunder, (b) second, to accrued and unpaid interest, and (c) third, to principal.
ARTICLE II. DEFAULT AND REMEDIES
2.01 Events of Default. The occurrence of any one or more of the following events shall constitute an “Event of Default”:
(a)	failure to make payment on or before the date any payment of principal or interest is due hereunder, and such default shall continue for a period of ten (10) days after written notice from Holder to the Company thereof; or

(b)	failure to perform or observe any other covenant, promise or agreement contained herein within thirty (30) days after written notice from Holder to the Company (or such longer period as shall be reasonably necessary to cure such failure provided the Company promptly commences such cure within said thirty (30) day period and thereafter diligently pursues such cure to completion); or

(c)	the Company dissolves, adopts or carries out a plan of liquidation, sells in bulk any of its assets pursuant to a plan of liquidating its business, or redeems or acquires any of its outstanding stock (other than common stock or options acquired from employees or directors upon the termination of their relationship with the Company); or

(d)	the Company becomes insolvent or makes an assignment for the benefit of its creditors; or

(e)	the Company files (or consents to the filing) of any petition or complaint pursuant to federal or state bankruptcy or insolvency laws seeking the appointment of a receiver or trustee for any of its assets, seeking the adjudication of the Company as a bankrupt or insolvent, seeking an “order for relief” under such statutes, or seeking a reorganization of or a plan of arrangement for the Company; or (b) any such petition is filed concerning the Company or any of its assets and is not dismissed within thirty (30) days after the filing thereof.
2.02 Acceleration of Maturity. If an Event of Default occurs, then upon the written notice of Holder in the case of an Event of Default under Sections 2.01(a), (b) or (c) above, and without any action taken by Holder in the case of an Event of Default under Sections 2.01(d) or (e) above, the entire principal balance under this Debenture, together with interest accrued thereon and all other Amounts Payable (including all sums expended by Holder in connection with such Event of Default), shall become immediately due and payable.
2.03 Default Interest Rate. While any Event of Default exists, interest on the unpaid principal balance of the Debenture from time to time and any other amounts due hereunder shall accrue at a rate per annum (“Default Interest Rate”) equal to fifteen percent (15%), and the Company shall pay such interest upon demand, or if no such demand is made, then at the times payments of interest and/or principal are due as provided herein. All unpaid interest that has accrued under this Debenture, whether prior (at the Interest Rate) or subsequent (at the Default Interest Rate) to the occurrence of the Event of Default, shall be paid at the time of, and as a condition precedent to, the curing of the Event of Default.
2.04 Attorneys’ Fees. If any counsel is employed, retained or engaged (a) upon the occurrence of an Event of Default, to collect the Amounts Payable or any part thereof, whether or not legal proceedings are instituted by Holder, (b) to represent Holder in any bankruptcy, reorganization, receivership, or other proceedings affecting creditors’ rights and involving the Company or a claim under this Debenture, or (c) to represent Holder in any other proceedings in connection with this Debenture, then the Company shall pay on demand to Holder all related reasonable attorneys’ fees and expenses as a part of the Amounts Payable.
2.05 Holder’s Remedies. Upon the occurrence of an Event of Default, Holder, at its option, may proceed to exercise any other rights and remedies available to Holder under this Debenture and to exercise any other rights and remedies against the Company or with respect to this Debenture which Holder may have at law, at equity or otherwise. Holder’s remedies under this Debenture shall be cumulative and concurrent and may be pursued singly, successively, or together against the Company. Holder may resort to every other right or remedy available at law or in equity without first exhausting the rights and remedies contained herein, all in Holder’s sole discretion. Failure of Holder, for any period of time or on more than one occasion, to exercise its option to accelerate the Maturity Date shall not constitute a waiver of that right at any time during the Event of Default or in the event of any subsequent Event of Default. Holder shall not by any other omission or act be deemed to waive any of its rights or remedies unless such waiver is written and signed by an officer of Holder, and then only to the extent specifically set forth. A waiver in connection with one event shall not be construed as continuing or as a bar to or waiver of any right or remedy in connection with a subsequent event.
ARTICLE III. SUBORDINATION
3.01 Amounts Payable Subordinated to Senior Indebtedness. Notwithstanding any provision of this Debenture to the contrary, the Company covenants and agrees, and the Holder by acceptance of this Debenture likewise covenants and agrees, that all Amounts Payable shall be subordinated to the prior payment in full of the Senior Indebtedness (defined below), in cash or cash equivalents satisfactory to the holders of such Senior Indebtedness, as those terms are defined below.
     3.02 “Senior Indebtedness” means the principal of, premium (if any), and interest on Indebtedness of the Company outstanding at any time created, whether absolute or contingent, direct or indirect and howsoever evidenced, including but not limited to all pre-petition and post-petition interest thereon, fees, expenses and all other sums for which the Company may now or at any time or times hereafter be liable under any agreement, instrument or document which by its terms is superior in right of payment to this Debenture.
3.03 “Indebtedness” means (a) any debt of the Company (i) for borrowed money, capitalized lease obligations or purchase money obligations; or (ii) evidenced by a note, debenture, letter of credit or similar instrument given in connection with the acquisition, other than in the ordinary course of business, of any property or assets; (b) any debt of others described in the preceding clause which the Company has guaranteed or for which it is otherwise liable; and (c) any amendment, renewal, extension or refunding of any such debt.
3.04 Payments of Amounts Payable.
(a)	So long as there is no event of default on any Senior Indebtedness of the Company (as such default may be defined therein), the Company shall make payments of interest only on the unpaid principal amount hereof to the Holder pursuant to Section 1.02 above.

(b)	Upon the happening of any default on any Senior Indebtedness, then, unless and until such default shall have been cured or waived or shall have ceased to exist, the Company shall not make any payment with respect to the principal of, premium, if any, or interest on this Debenture nor shall the Company make any payment of any damages, fees, expenses or any other amounts in respect of this Debenture. Nothing in this Section 3.04, however, shall relieve the holders of such Senior Indebtedness or their representative(s) from any notice requirements set forth in the instrument evidencing such Senior Indebtedness.

(c)	In the event that notwithstanding the provisions of this Section 3.04 the Company shall make any payment to the Holder on account of the principal of or interest on this Debenture, after the happening of a default on Senior Indebtedness, then, unless and until such default shall have been cured or waived or shall have ceased to exist, such payment shall be held by the Holder, in trust for the benefit of, and shall be paid forthwith over and delivered to, the holders of Senior Indebtedness (pro rata as to each of such holders on the basis of the respective amounts of Senior Indebtedness held by them) or their representative(s) or the trustee(s) under the indenture or other agreement (if any) pursuant to which Senior Indebtedness may have been issued, as their respective interest may appear, for application to the payment of all Senior Indebtedness remaining unpaid to the extent necessary to pay all Senior Indebtedness in full in accordance with its terms, after giving effect to any concurrent payment or distribution to or for the holders of Senior Indebtedness.

(d)	The Company shall give prompt written notice to the Holder of any default on any Senior Indebtedness.
ARTICLE IV. OTHER MATTERS
4.01 Waivers. The Company waives presentment for payment, protest, demand (other than as provided above), notice of protest, notice of dishonor and notice of nonpayment, and expressly agrees that this Debenture, or any payment hereunder, may be extended from time to time by the Holder without in any way affecting its liability hereunder.
4.02 Interpretation. The headings of sections and paragraphs in this Debenture are for convenience of reference only and shall not be construed in any way to limit or define the content, scope, or intent of the provisions. The use of singular and plural nouns, and masculine, feminine, and neuter pronouns, shall be fully interchangeable, where the context so requires. If any provision of this Debenture, or any paragraph, sentence, clause, phrase, or word, or the application thereof, in any circumstances, is adjudicated to be invalid or unenforceable, the validity or enforceability of the remainder of this Debenture shall be construed as if such invalid or unenforceable part were never included.
4.03 Notices. Any notice that Holder or the Company may desire or be required to give to the other shall be in writing and shall be mailed or delivered to the intended recipient at its address set forth below or at such other address as such party may in writing designate to the other:

Holder:
Attention:

Company:	Gulfstream Acquisition Group, Inc.
c/o Taglich Brothers, Inc.
405 Lexington Avenue, 51st Floor
New York, NY 10174
Attention: Douglas Hailey
     Except for any notice required under applicable law to be given in another manner, any notices required or given under this Debenture shall be in writing and shall be deemed properly given and shall be effective upon either: (i) five (5) days after their deposit in the United States mail postage prepaid, (ii) the next business day after their deposit with a nationally recognized overnight courier service, or (iii) on the day of their personal delivery if delivered to the undersigned at the address designated above or at such other address as is specified in writing by any party to the other pursuant to the notice provisions hereof. Personal delivery to a party or to any officer, agent or employee at such address shall constitute receipt. Rejection or other refusal to accept or inability to deliver because of changed address of which no notice has been received shall also constitute receipt.
     Further, all payments to be made to Holder hereunder shall be made to the above address, or such other address Holder may notify the Company of from time to time. Any party hereto may change the address to which notices are given by notice as provided herein.
4.04 Interest Laws. Holder and the Company intend to comply with the laws of the State of Delaware with regard to the rate of interest charged. Notwithstanding any provision to the contrary in this Debenture, no such provision shall require the payment or permit the collection of any amount (“Excess Interest”) in excess of the maximum amount of interest permitted by law to be charged for the use or detention, or the forbearance in the collection, of all or any portion of the Amounts Payable. If any Excess Interest is provided for, or is adjudicated to be provided for, in this Debenture, then in such event (a) the provisions of this paragraph shall govern and control; (b) the Company shall not be obligated to pay any Excess Interest; (c) any Excess Interest that Holder may have received shall, at the option of Holder, be (i) applied as a credit against the then outstanding principal balance of the Debenture, accrued and unpaid interest thereon not to exceed the maximum amount permitted by law, or both, (ii) refunded to the payor, or (iii) so applied or refunded in any combination of the foregoing; (d) the applicable interest rate shall be automatically subject to reduction to the maximum lawful contract rate allowed under the applicable usury laws of the State, and this Debenture shall be deemed to have been, and shall be, reformed and modified to reflect such reduction in the applicable interest rate; and (e) the Company shall not have any action against Holder for any damages whatsoever arising out of the payment or collection of Excess Interest.

4.05 Transferability. This Debenture is transferable only by surrender at the principal office of the Company, duly endorsed or accompanied by a written instrument of transfer duly executed by the registered holder of this Debenture or its attorney duly authorized in writing. The Company may treat the person in whose name this Debenture is registered as the owner hereof for the purpose of receiving payment and for all other purposes, and the Company shall not be affected by any notice to the contrary.
4.06 Subsequent Holders. Upon any endorsement, assignment, or other transfer of this Debenture by Holder or by operation of law, the term “Holder” shall mean such endorsee, assignee, or other transferee or successor to Holder then becoming the holder of this Debenture.
4.07 Subsequent Obligors. This Debenture shall be binding on all persons claiming under or through the Company. The term the “Company” as used herein, shall include the respective successors and permitted assigns of the Company. This Debenture may not be sold, assigned or transferred, by operation of law or otherwise, without the prior written consent of Holder.
4.08 Governing Law. This Debenture shall be governed by and construed in accordance with the domestic laws of the State of Delaware without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware.
4.09 Severability. Any term or provision of this Debenture that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.
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IN WITNESS WHEREOF, the Company has caused this Debenture to be executed as of the date first stated above.

GULFSTREAM ACQUISITION GROUP, INC.
By:
Douglas Hailey, President